Exhibit 10.1
June 1, 2010
Mr. Dale E. Cantwell
669 Emerson Street
Denver, Colorado 80218
Dear Dale:
This letter agreement (the “Letter Agreement”) sets forth the terms and conditions of your consulting arrangement with Resolute Energy Corporation, a Delaware corporation (“Resolute”). You will serve Resolute in a consulting capacity for a period commencing on June 1, 2010 and continuing for up to 12 months (the “Consulting Term”). Notwithstanding the Consulting Term, you or Resolute may terminate this consulting arrangement at any time, for any reason or no reason, upon written notice.
During the Consulting Term, you will consult with and advise Resolute as requested by the President or CEO with respect to the following matters with the ultimate goal of mentoring and training Resolute employees to completely handle all projects (the “Consulting Services”):
•	You will continue to have a major role in the CO2 compression reconfiguration and gas plant project in the Aneth and McElmo Units of Greater Aneth Field. This will be your major focus and you will work with Vice President of Operations and the senior members of the project team to (i) bring the Aneth Unit portion of Phase I of this project to substantial completion, (ii) to advance the McElmo Creek Unit portion of Phase 1 to the beginning of major construction point, and (iii) to advance substantially the gas plant engineering and planning. As part of this effort, you will assist in the recruiting of the additional senior personnel needed to successfully pursue the project.

•	You will continue to work on the potential joint venture and/or marketing arrangements with Kinder Morgan regarding the compression and plant facilities to be constructed in the Greater Aneth Field, and the natural gas to be separated at such facilities.

•	You will continue to assist on crude oil, natural gas and natural gas liquids marketing strategies, and you will help train Pat Flynn in these areas.

•	You will continue to assist with respect to CO2 procurement and contracting strategies.

•	You will provide context and history as requested regarding past practices and operating decisions generally.

•	You will assist and consult on other matters as mutually agreed upon.
Your status while performing the Consulting Services will be that of an independent contractor and not that of an employee of Resolute. No income tax or payroll tax will be withheld or paid by the Company on your behalf for any payment under this Agreement, except as may be required by law for payments to independent contractors. You will be responsible for payment of your estimated federal, state and local income taxes, self-employment taxes, social security

Mr. Dale E. Cantwell
June 1, 2010

taxes and any other taxes, fees and withholdings that may accrue relative to your compensation hereunder. You must obtain and keep current, at your own expense, all permits, certificates, and licenses necessary for you to perform the Consulting Services, if any. As of June 1, 2010, you will not be able to participate in Resolute’s employee benefit plans, including, without limitation, participation in the Company’s 401(k) Plan.
As compensation for the Consulting Services, Resolute shall pay you $30,000 per month, due and payable monthly on a mutually convenient schedule. In addition, you will be paid a cash bonus of $300,000 at the end of the Consulting Term provided you have contributed in good faith (recognizing that you do not have control to cause such events to occur) toward the goals of (i) substantially completing the Aneth Unit portion of Phase 1 of the compression reconfiguration by such time, and (ii) bringing to the major construction phase the McElmo Creek portion of such project and advancing the planning for the gas plant project. In the event you are performing the Consulting Services in good faith and Resolute terminates this agreement prior to the end of the Consulting Term then the $300,000 bonus shall be immediately payable. In addition, Resolute will reimburse you for the reasonable expenses you incur in relation to the Consulting Services.
You shall use your reasonable efforts to exercise the level of care and skill ordinarily exercised by other professional consultants acting under similar circumstances in performing your obligations under this Letter Agreement. Resolute agrees to indemnify you to the same extent officers and directors of Resolute are indemnified under the Amended and Restated Certificate of Incorporation of Resolute and their respective indemnification agreements, for liability, loss and expense that arise out of or relate to you by reason of providing the Consulting Services. You also hereby acknowledge that you remain subject to the terms and conditions of that certain Confidentiality and Noncompete Agreement, by and between you and Resolute Natural Resources Company, dated as of January 23, 2004 (the “Confidentiality and Noncompete Agreement”). Upon expiration of the Consulting Term or upon termination of this Letter Agreement, you agree to return all Related Parties’ Business Records (as such term is defined in the Confidentiality and Noncompete Agreement) in your possession.
You are solely responsible for all of your own insurance and shall at all times maintain such types and amounts of insurance coverage (including liability insurance) as is acceptable or required by Resolute. No workers’ compensation insurance or unemployment compensation insurance will be obtained by Resolute on your behalf. You shall solely be responsible for obtaining unemployment compensation insurance and workers’ compensation insurance for yourself, and you shall solely be responsible for complying with all applicable workers’ compensation and unemployment compensation laws.
Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed as follows:

Mr. Dale E. Cantwell
June 1, 2010

Resolute:	Consultant:

Resolute Energy Corporation	Dale E. Cantwell
1675 Broadway, Suite 1950	669 Emerson St.
Denver, Colorado 80202	Denver, CO 80218
This Letter Agreement and the Confidentiality and Noncompete Agreement embody the complete agreement and understanding among the parties regarding the Consulting Services. This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to conflict of law principles thereunder.
If you agree to the terms of this Letter Agreement, please sign and return this letter to me.

Sincerely,
/s/ James M. Piccone
James M. Piccone
President

AGREED AND ACKNOWLEDGED

/s/ Dale E. Cantwell
Dale E. Cantwell
Date:	June 24, 2010